                                                                       Exhibit A

                             CONTRIBUTION AGREEMENT

            This CONTRIBUTION AGREEMENT (this "AGREEMENT") is dated as of December 27, 2000 by and between Pearson Longman, Inc, a Delaware corporation ("PARENT") and Pearson DBC Holdings Inc., a Delaware corporation ("SUBSIDIARY").

                             W I T N E S S E T H:

            WHEREAS, Parent owns all of the issued and outstanding capital stock of Subsidiary;

            WHEREAS, Parent also owns 56,423,949 shares of common stock (the "DBC STOCK") of Data Broadcasting Corporation, a Delaware corporation ("DBC");

            WHEREAS, Parent wishes to contribute to Subsidiary, and Subsidiary wishes to accept the contribution from Parent of, the DBC Stock; and

            WHEREAS, for U.S. federal income tax purposes, it is intended that the contribution pursuant to this Agreement shall qualify as a tax-free reorganization under Section 351 of the U.S. Internal Revenue Code of 1986, as amended.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. CONTRIBUTION OF SHARES. Pursuant to Section 2 hereof, Parent hereby contributes and delivers to Subsidiary, and Subsidiary hereby accepts the contribution and delivery from Parent of, the DBC Stock.

      2. DELIVERIES. Parent is delivering herewith to Subsidiary, and Subsidiary hereby acknowledges receipt of:

            (a) a certificate or certificates evidencing the DBC Stock, duly endorsed in blank or accompanied by stock powers or other transfer documents, in each case sufficient to convey to the Subsidiary good and marketable title to, and legal and beneficial ownership of, the DBC Stock free and clear of any liens; and

            (b) to the extent that they are in Parent's possession, the minute books, corporate seals and other corporate or financial books, records and documents of or pertaining to DBC and its respective subsidiaries, if any.

      3.    FURTHER ASSURANCES.

            (a) Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use its best efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement. The parties hereto shall cooperate in causing DBC to issue, and register in its respective stock book, a stock certificate in the name of Subsidiary reflecting Subsidiary's ownership of the DBC Stock.

            (b) If any contract between DBC Contributed Subsidiary (or a subsidiary thereof) and a third party requires consent in connection with the exchange of such capital stock and such consent has not been obtained as of the date of this Agreement, Parent and Subsidiary shall cooperate to the extent reasonably practicable to obtain such consent.

      4. EFFECTIVE TIME. This Agreement and each provision contained herein shall be effective as of 1:00 P.M. Eastern Standard Time on the date hereof.

      5. INVESTMENT REPRESENTATION. Subsidiary is acquiring the DBC Stock for investment and not with a view to distribution (within the meaning of the Securities Act of 1933 (the "SECURITIES ACT")), without prejudice, however, to its right at all times to sell or otherwise dispose of all or part of the DBC Stock pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act (including Rule 144 and Rule 144A) and applicable state securities laws.

      6. THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of New York.

                            [SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first above written.


PEARSON LONGMAN, INC.


By:   /s/ Mark Nieker
     --------------------------------
     Name: Mark Nieker
     Title:


PEARSON DBC HOLDINGS INC.


By:   /s/ Mark Nieker
     --------------------------------
     Name: Mark Nieker
     Title: